Fact Sheet for Term Sheet 1641AF
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated: November 5, 2012

STRUCTURED PRODUCTS

ENHANCEMENT

MARKET LINKED NOTE

CAPPED BUFFERED UNDERLYING SECURITIES (BUyS)
LINKED TO A BASKET OF EQUITY INDICES

PRODUCT DESCRIPTION

- Investment designed to provide leveraged upside exposure to a basket consisting of equally weighted S&P 500® Index and Russell 2000® Index (each, a "Basket Index," and together, the "Basket Indices"), subject to a Maximum Return
- Investors will have one-for-one downside exposure to any decline in excess of the first 10.00% decline in the Basket Return
- Investors may lose up to 90.00% of their initial investment
- Investors will not receive any coupon or dividend payments
- Any payment on the BUyS is subject to the creditworthiness of the Issuer


Opportunity
Enhancement
Return
Protection
Risk

SUMMARY OF INDICATIVE TERMS (as of November 5, 2012)

Issuer:	Deutsche Bank AG, London Branch
CUSIP:	2515A1 M5 7
Face Amount:	$1,000
Basket:	S&P 500® Index (SPX) Russell 2000® Index (RTY)
Participation Rate:	200.00% upside participation
Basket Return Cap:	6.00% - 10.00% (TBD on Trade Date)
Maximum Return:	12.00% - 20.00%% (TBD on Trade Date)
Buffer Level:	10.00%
Initial Basket Level:	100
Final Basket Level:	The Final Basket Level will be calculated on the Final Valuation Date, as follows: 100 x [1 + (S&P Index return x 1/2) + (Russell Index return x 1/2)], where the return for each Basket Index is the percentage change from the applicable Initial Index Level of the applicable Basket Index (to be determined on the Trade Date) to the applicable index closing level of such Basket Index on the Final Valuation Date.
Payment at Maturity:	Please see Calculating the Payment at Maturity on the next page for a description of how the Payment at Maturity is determined.

IMPORTANT DATES

Offering Period:	November 5, 2012 – November 27, 2012
Trade Date:	November 27, 2012
Settlement Date:	November 30, 2012
Final Valuation Date:	November 24, 2014
Maturity Date:	November 28, 2014

DISCOUNTS AND COMMISSIONS

	Price to Public	Maximum Total, Discount, Commissions and Fees	Minimum Proceeds to Issuer
Per BUyS	$1,000	$25.00	$975.00

The BUyS will initially be distributed through Deutsche Bank Securities Inc. ("DBSI"), its affiliates and/or certain other affiliated or unaffiliated brokers (collectively, the "Brokers"). DBSI will receive a selling concession of up to 2.50% or $25.00 per $1,000 Face Amount of BUyS. DBSI may pay referral fees to other Brokers of up to 0.50% or $5.00 per $1,000 Face Amount of BUyS. DBSI, the agent for this offering, is our affiliate. For more information see "Supplemental Underwriting Information (Conflicts of Interest)" in term sheet No. 1641AF.

NOT FDIC / NCUA INSURED OR GUARANTEED MAY LOSE VALUE
NO BANK GUARANTEE NOT A DEPOSIT NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY

A member of
Deutsche Bank Group

CAPPED BUFFERED UNDERLYING SECURITIES (BUyS)
                                                                          Page 2
CALCULATING THE PAYMENT AT MATURITY

For every $1,000 Face Amount of BUyS, investors will receive at maturity an amount based on the Basket Return, determined as follows:

    Determine the Basket                                       Final Basket Level --       Initial Basket Level
    ----------------------- ---                       --------------------------- --- -------------------------
1          Return                             Basket Return -
                                                                             Initial Basket Level
                                                      ----------- ---------------------------------------------
        Basket Return                                 Face Amount    Face Amount        Basket Return           Participation Rate
2        greater than       Yes Payment at Maturity -    $1,000   + ($1,000        x Basket Return x                200.00%)
       or equal to 0%?
            No                        Due to the Basket Return Cap, the Maximum Return will be 12.00% - 20.00% (TBD on Trade Date).
    Basket Return less than
3   0% but greater than or  Yes                            Payment at Maturity -      Face Amount
      equal to -10.00%?
            No
                                Face Amount is reduced by 1.00% for every 1.00% decline in the value of the Basket in excess of the Buffer Level.
                                                      Therefore, you may lose up to 90.00% of the Face Amount:
4      Basket Return is     Yes
      less than -10.00%                               Face Amount    Face Amount        Basket Return             Buffer Level
                                Payment at Maturity -    $1,000   + [$1,000        x (Basket Return +               10.00%)]

RETURN SCENARIOS AT MATURITY

Assumes $1,000 of Face Amount of BUyS, a Buffer Level of 10.00%, a Participation
Rate of 200.00%, a Basket Return Cap of 8.00% and a Maximum Return of 16.00% .
[GRAPHIC OMITTED]

Percentage BUyS Return Payment at Maturity
Change in
  Basket
---------- ----------- -------------------
 60.00%      16.00%         $1,160.00
---------- ----------- -------------------
 50.00%      16.00%         $1,160.00
---------- ----------- -------------------
 25.00%      16.00%         $1,160.00
---------- ----------- -------------------
  8.00%      16.00%         $1,160.00
---------- ----------- -------------------
  5.00%      10.00%         $1,100.00
---------- ----------- -------------------
  0.00%       0.00%         $1,000.00
---------- ----------- -------------------
 -10.00%      0.00%         $1,000.00
---------- ----------- -------------------
 -20.00%     -10.00%        $900.00
---------- ----------- -------------------
 -30.00%     -20.00%        $800.00
---------- ----------- -------------------
 -40.00%     -30.00%        $700.00
---------- ----------- -------------------
 -50.00%     -40.00%        $600.00
---------- ----------- -------------------
 -60.00%     -50.00%        $500.00
---------- ----------- -------------------

Hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the BUyS. No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above.
Hypothetical results are neither an indicator nor guarantee of future returns.
Actual results will vary, perhaps materially, from this hypothetical scenario.

CAPPED BUFFERED UNDERLYING SECURITIES (BUyS)
                                                                          Page 3
SELECTED RISK FACTORS

YOUR INVESTMENT IN THE BUYS IS PROTECTED ONLY TO THE EXTENT OF THE BUFFER LEVEL,
SUBJECT TO OUR CREDITWORTHINESS -- The BUyS do not guarantee any return of your initial investment in excess of $100.00 per $1,000 Face Amount of BUyS. The return on the BUyS at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any decline in the Basket in excess of the Buffer Level. Accordingly, you could lose up to $900.00 for each
$1,000 that you invest.

THE RETURN ON YOUR BUYS IS LIMITED BY THE BASKET RETURN CAP -- The Basket Return
cannot exceed the Basket Return Cap of between 6.00% and 10.00% (to be determined on the Trade Date) and therefore the Maximum Return will be between
12.00% and 20.00% (to be determined on the Trade Date). Thus, your Payment at
Maturity is limited to a maximum payment of between $1,120.00 and $1,200.00 (to be determined on the Trade Date) for each $1,000 Face Amount of BUyS you hold, regardless of any increase in the level of the Basket beyond the Basket Return
Cap.

CHANGES IN THE VALUE OF THE BASKET INDICES MAY OFFSET EACH OTHER -- Price
movements in the Basket Indices may not correlate with each other, in which case, in calculating the Basket Return, increase in the level of one Basket
Index may be moderated, offset or more than offset by lesser increase or decline in the level of the other Basket Index.

NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS -- You will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Indices would have.

CREDIT RISK -- The payment of amounts owed to you under the BUyS is subject to the Issuer's ability to pay. Consequently, you are subject to risks relating to the creditworthiness of Deutsche Bank AG.

PAST PERFORMANCE OF THE BASKET INDICES OR COMPONENT STOCKS OF THE BASKET INDICES
IS NO GUIDE TO FUTURE PERFORMANCE -- The actual performance of the Basket
Indices or component stocks of the Basket Indices over the term of the BUyS, as well as the amount payable at maturity, may bear little relation to the historical levels of the Basket Indices or component stocks of the Basket
Indices.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE BUYS
PRIOR TO MATURITY -- Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the BUyS prior to maturity.
You should be willing and able to hold your BUyS to maturity.

LACK OF LIQUIDITY -- There may be little or no secondary market for the BUyS.
The BUyS will not be listed on any securities exchange.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUYS -- While we
expect that, generally, the levels of the Basket Indices on any day will affect the value of the BUyS more than any other single factor, the value of the BUyS will also be affected by a number of other factors that may either offset or magnify each other.

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY
DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE BUYS -- We or one or more of our affiliates expect to hedge our exposure from the BUyS by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the
Basket Indices and make it less likely that you will receive a positive return on your investment in the BUyS. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the
BUyS declines. We or our affiliates may also engage in trading in instruments linked to the Basket Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the
Basket Indices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the BUyS. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors' trading and investment strategies relating to the BUyS.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET
OR THE MARKET VALUE OF THE BUYS -- We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the BUyS, which could adversely affect the level of the
Basket or the value of the BUyS.

POTENTIAL CONFLICTS -- Because we and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE BUYS ARE
UNCERTAIN -- [SUBJECT TO DPW TAX REVIEW] We expect to treat the BUyS for U.S.
federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your BUyS (including at maturity), and (ii)
your gain or loss on the BUyS should be capital gain or loss. However, significant aspects of the tax treatment of the BUyS are uncertain. If the
Internal Revenue Service ("IRS") were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the
BUyS could differ materially and adversely from those described briefly above.
In addition, the U.S. Treasury Department and the IRS released a notice requesting comments on the tax treatment of "prepaid forward contracts" and similar instruments. Any resulting guidance could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

See "Selected Risk Considerations" in the accompanying term sheet and "Risk
Factors" in the accompanying product supplement for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No.
1641AF, the underlying supplement and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement, term sheet No. 1641AF and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.